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                                                                    EXHIBIT 23.3


INDEPENDENT AUDITORS' CONSENT

We consent to the incorporation by reference in this Registration Statement of Plexus Corp., related to the proposed acquisition of e2E by Plexus Corp., on Form S-4 of our report dated May 31, 2000 relating to the financial statements of the Contract Electronics Manufacturing Services Operations of Elamex, S.A. de C.V. as of and for the year ended December 31, 1999, appearing in Amendment No. 1 to the Current Report on Form 8-K/A under the Securities Act of 1934 of Plexus Corp. dated May 23, 2000. We also consent to the reference to us under the heading "Experts" in the Prospectus, which is part of this Registration Statement.

/s/ Deloitte & Touche LLP

Houston, Texas
October 24, 2000